Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 23, 2013 (which contains an explanatory paragraph describing the conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the financial statements), in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-192232) and related Prospectus of Amedica Corporation for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Salt Lake City, Utah
December 19, 2013